CONSENT OF ATTORNEYS

Reference is made to the Registration Statement of Most Home Corp. on Form S-8 whereby the Company proposes to sell an additional 4,000,000 shares of the Company's common stock. Reference is also made to Exhibit 5 included in the Registration Statement relating to the validity of the securities proposed to be issued and sold.

We hereby consent to the use of our opinion concerning the validity of the securities proposed to be issued and sold.

Very truly yours,
FRASER AND COMPANY Per: "Kit H. Lui" Kit H. Lui

October 23, 2002